Exhibit 99.1

Apergy Reports Second Quarter 2018 Results

•	Revenue of $306 million in Q2-18, up 19% year-over-year

•	Net income of $22 million & adjusted net income of $29 million in Q2-18

•	Diluted EPS of $0.29 & adjusted diluted EPS of $0.38 in Q2-18

•	Adjusted EBITDA of $77 million in Q2-18, up 33% year-over-year with margins improving 260 bps to 25%

•	Cash from operating activities of $52 million in Q2-18

•	Solid growth year-over-year across both segments, plus continued strong operational execution

THE WOODLANDS, TX, July 25, 2018 - Apergy Corporation (“Apergy”) (NYSE: APY) today reported net income in the second quarter of 2018 of $22.2 million, compared to net income of $18.8 million in the second quarter of 2017. Diluted earnings per share in the second quarter of 2018 was $0.29 and include total after-tax charges of $7.2 million, or $0.09 per diluted share, related to spin-off and other restructuring activities. Adjusted diluted earnings per share in the second quarter of 2018 was $0.38.

Revenue was $305.9 million in the second quarter of 2018, an increase of $49.8 million, or 19%, compared to $256.2 million in the second quarter of 2017, and an increase of $22.0 million, or 8%, compared to $283.9 million in the first quarter of 2018.

Adjusted EBITDA was $76.5 million in the second quarter of 2018, an increase of $19.1 million, or 33%, compared to $57.4 million for the second quarter of 2017, and an increase of $12.1 million, or 19%, compared to $64.5 million in the first quarter of 2018. Adjusted EBITDA margins were 25.0%, an increase of 260 bps year-over-year.

	Three Months Ended			Variance
(dollars in thousands, except per share amounts)	June 30, 2018	March 31, 2018	June 30, 2017	Sequential	Year-over-year
Revenue	$305,928	$283,922	$256,161	8%	19%

Net income attributable to Apergy	$22,183	$24,543	$18,754	(10)%	18%
Diluted earnings per share attributable to Apergy	$0.29	$0.32	$0.24	(9)%	21%

Adjusted net income attributable to Apergy	$29,392	$26,647	$20,567	10%	43%
Adjusted diluted earnings per share attributable to Apergy	$0.38	$0.34	$0.26	12%	46%

Adjusted EBITDA	$76,548	$64,456	$57,409	19%	33%
Adjusted EBITDA margin	25.0%	22.7%	22.4%	230 bps	260 bps

Net cash provided by operating activities	$51,553	$7,347	$6,215	$44,206	$45,338
Capital expenditures	$17,518	$13,683	$9,685	$3,835	$7,833

“We are excited to begin our journey as Apergy. Our team did an exceptional job of successfully completing our separation from Dover, while maintaining continued focus on our customers and generating strong results. I want to thank all of our employees and customers for their support through this transition,” said Sivasankaran "Soma" Somasundaram, President and Chief Executive Officer. “As a stand-alone publicly traded company, we are focused on delivering differentiated performance by being relentless advocates for our customers, developing and deploying leading technology with proven impact, and driving continuous improvement across our organization.

“I am pleased with our second quarter results. We executed well and both of our segments delivered sound operational results. Apergy’s strong performance was driven by solid U.S. onshore activity, improving international activity, and our continued execution in the marketplace. On a year-over-year basis, all of our major products, including polycrystalline diamond cutters and bearings, artificial lift, and digital products and services, posted strong revenue growth. Artificial lift as well as digital products and services posted particularly strong growth in the quarter. In addition to revenue growth, margins expanded due to operating leverage driven by our continued focus on execution, productivity improvements, and cost discipline.

“We expect oil and gas prices for the second half of 2018 will remain constructive for market activity, continued E&P investments, and further improvement in international market activity. Accordingly, we believe our business is well positioned to take advantage of these market factors. With respect to the recent Permian take-away capacity issues, we remain in continuing conversations with our customers as their plans evolve. If there is some pull-back in the Permian, then we believe producers will direct capital to other basins in which we are well positioned to serve their needs,” concluded Somasundaram.

	Three Months Ended			Variance
(dollars in thousands)	June 30, 2018	March 31, 2018	June 30, 2017	Sequential	Year-over-year
Production and Automation Technologies
Segment revenue	$240,686	$214,691	$198,175	12%	21%
Segment operating profit	$23,349	$10,351	$9,967	126%	134%
Segment operating profit margin	9.7%	4.8%	5.0%	490 bps	470 bps
Adjusted segment EBITDA	$54,322	$39,868	$36,759	36%	48%
Adjusted segment EBITDA margin	22.6%	18.6%	18.5%	400 bps	410 bps

Drilling Technologies
Segment revenue	$65,242	$69,231	$57,986	(6)%	13%
Segment operating profit	$21,340	$24,189	$19,927	(12)%	7%
Segment operating profit margin	32.7%	34.9%	34.4%	(220) bps	(170) bps
Adjusted segment EBITDA	$24,135	$27,056	$22,915	(11)%	5%
Adjusted segment EBITDA margin	37.0%	39.1%	39.5%	(210) bps	(250) bps

Production & Automation Technologies

Production and Automation Technologies revenue increased $42.5 million, or 21%, year-over-year driven by strong growth in artificial lift, digital products, and improving international activity. We experienced robust growth in our ESP product line driven by continued penetration in U.S. onshore ESP markets. Segment operating profit increased $13.4 million, or 134%, year-over-year. Adjusted segment EBITDA increased $17.6 million, or 48%, year-over-year primarily driven by revenue growth and related operating leverage, with margins expanding to 22.6% from 18.5% in the prior year period.

On a sequential basis, revenue increased $26.0 million, or 12%. Segment operating profit increased $13.0 million, or 126% as a result of the higher volume. Adjusted segment EBITDA increased $14.5 million, or 36%, sequentially benefitting from operating leverage associated with the strong topline growth.

Revenue from digital products within Production and Automation Technologies was $29.9 million in the second quarter of 2018, an increase of $8.9 million, or 43%, compared to $20.9 million in the second quarter of 2017, and an increase of $5.5 million, or 23%, from $24.4 million in the first quarter of 2018. Revenue growth in digital products was driven by the launch of new products and strong market activity.

Drilling Technologies

Drilling Technologies revenue increased $7.3 million, or 13%, year-over-year as a result of increased worldwide rig count and footage drilled. Segment operating profit increased $1.4 million, or 7%, year-over-year driven by higher revenue, partially offset by increased spending to support diamond bearings growth. Adjusted Segment EBITDA increased by $1.2 million, or 5%, year-over-year driven by the increased volume.

On a sequential basis, revenue decreased by $4.0 million, or 6%, primarily due to the 14% sequential decline in North America average rig count, driven by the seasonally lower rig counts in Canada. As expected, during the quarter average Canadian rig counts declined by approximately 60% sequentially, which was only partially offset by the increase in U.S. average rig count. As we exited the second quarter, order rates have rebounded with the increasing Canadian rig count. Segment operating profit decreased $2.8 million, or 12%, sequentially. Adjusted segment EBITDA decreased by $2.9 million, or 11%, due to the lower sequential revenue.

Other Business Updates

•	Leading Permian operator increased spending on Apergy’s ESP offering by 350% in Q2-18.

•	Accelerated adoption of Apergy’s ESP SmartenTM Controller and Gen II LookoutTM Monitoring services.

•	Apergy received a 30 well commitment from an existing ESP customer and an 8 well commitment from competitor ESP customer for rod lift conversion.

•	Twenty-two U.S. Patents have been issued to Drilling Technologies year to date in 2018.

•
Apergy’s new Windrock Spotlight cloud based remote monitoring and predictive analysis platform received two large orders of 121 and 77 units from a large U.S. pipeline company and a large international oil company, respectively.

Conference Call Details

Apergy Corporation will host a conference call on Thursday, July 26, 2018, to discuss its second quarter 2018 financial results. The call will begin at 9:00 a.m. Eastern Time. Presentation materials that supplement the conference call are available on Apergy’s website at www.apergy.com.

To listen to the call via a live webcast, please visit Apergy’s website at www.apergy.com. The call will also be available by dialing 1-888-424-8151 in the United States and Canada or 1-847-585-4422 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference Apergy conference call number 6812 573.

A replay of the conference call will be available on Apergy’s website. Also, a replay may be accessed by dialing 1-888-843-7419 in the United States and Canada, or 1-630-652-3042 for international calls. The access code is 6812 573#.

###

About Non-GAAP Measures

This release presents information about Apergy’s adjusted EBITDA, adjusted EBITDA margin, adjusted segment EBITDA, adjusted segment EBITDA margin, adjusted net income attributable to Apergy, adjusted net income, adjusted diluted earnings per share and adjusted working capital, which are non-GAAP financial measures made available as a supplement, and not an alternative, to the results provided in accordance with generally accepted accounting principles in the United States of America (“GAAP”). See Reconciliations of GAAP to Non-GAAP Financial Measures included in the accompanying financial tables for the reconciliation of each non-GAAP financial measure to its most directly comparable financial measure.

Adjusted EBITDA and adjusted segment EBITDA are defined as, or as a result of, net income excluding income taxes, interest income and expense, depreciation and amortization expense, separation and supplemental benefit costs associated with the spinoff from Dover Corporation, royalty expense incurred only prior to the spinoff, and restructuring and other related charges. Adjusted EBITDA margin and adjusted segment EBITDA are defined as adjusted EBITDA and adjusted segment EBITDA, respectively, divided by revenue.

Adjusted net income and adjusted diluted earnings per share are defined as net income and earnings per share, respectively, excluding separation and supplemental benefit costs associated with the spinoff from Dover Corporation, royalty expense incurred only prior to the spinoff, and restructuring and other related charges.

Adjusted working capital is defined as accounts receivable, plus inventory, less accounts payable. We believe adjusted working capital provides a meaningful measure of our operational results by showing changes caused by revenue or our operational initiatives.

References to net income, diluted earnings per share, adjusted net income and adjusted diluted earnings per share are exclusive of noncontrolling interests.

These non-GAAP financial measures are included to help facilitate comparisons of Apergy’s operating performance across periods by excluding items that do not reflect the core operating results of our businesses. As such, Apergy’s management believes making available non-GAAP financial measures as a supplemental measurement to investors is useful because it allows investors to evaluate Apergy's performance using the same methodology and information used by Apergy management.

About Apergy

Apergy is a leading provider of highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. Apergy's products provide efficient functioning throughout the lifecycle of a well - from drilling to completion to production. The company’s Production and Automation offerings consist of artificial lift equipment and solutions, including rod pumping systems, electric submersible pump systems, progressive cavity pumps and drive systems and plunger lifts, as well as a full automation and digital offering consisting of equipment and software for Industrial Internet of Things (“IIoT”) solutions for downhole monitoring, wellsite productivity enhancement, and asset integrity management. Apergy’s Drilling Technologies offering provides market leading polycrystalline diamond cutters and bearings that result in cost effective and efficient drilling. To learn more about Apergy, visit our website at http://www.apergy.com.

Forward-Looking Statements
This press release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, Apergy's market position and growth opportunities.  Forward-looking statements include, but are not limited to, statements related to Apergy’s expectations regarding the performance of the business, financial results, liquidity and capital resources of Apergy, the benefits resulting from Apergy’s separation from Dover Corporation, the effects of competition, and the effects of future legislation or regulations and other non-historical statements. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, the risk that the anticipated benefits from our separation from Dover Corporation may not be fully realized or may take longer to realize than expected; tax and regulatory matters; and changes in economic, competitive, strategic, technological, regulatory or other factors that affect the operation of Apergy's businesses. You are encouraged to refer to the documents that Apergy files from time to time with the Securities and Exchange Commission (the “SEC”), including the “Risk “Factors” section of Apergy’s Registration Statement on Form 10, originally filed with the SEC on March 26, 2018, as amended and supplemented, and in Apergy’s other filings with the SEC, for a discussion of these and other risks and uncertainties. Readers are cautioned not to place undue reliance on Apergy’s forward-looking statements. Forward-looking statements speak only as of the day they are made and Apergy undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: David Skipper
david.skipper@apergy.com
713-203-8031

Media Contact: John Breed
john.breed@apergy.com
281-403-5751

APERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except per share amounts)	2018	2018	2017	2018	2017
Revenue	$305,928	$283,922	$256,161	$589,850	$486,439
Cost of goods and services	202,210	189,661	171,531	391,871	326,449
Gross profit	103,718	94,261	84,630	197,979	159,990
Selling, general and administrative expense	65,807	59,739	54,892	125,546	107,531
Interest expense, net	6,062	167	70	6,229	120
Other expense, net	364	2,450	2,109	2,814	4,988
Income before income taxes	31,485	31,905	27,559	63,390	47,351
Provision for income taxes	9,381	7,220	8,526	16,601	14,732
Net income	22,104	24,685	19,033	46,789	32,619
Net income (loss) attributable to noncontrolling interest	(79)	142	279	63	596
Net income attributable to Apergy	$22,183	$24,543	$18,754	$46,726	$32,023

Earnings per share attributable to Apergy:
Basic	$0.29	$0.32	$0.24	$0.60	$0.41
Diluted	$0.29	$0.32	$0.24	$0.60	$0.41

Weighted-average shares outstanding:
Basic	77,340	77,340	77,340	77,340	77,340
Diluted	77,770	77,890	77,890	77,904	77,890

APERGY CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2018	2018	2017	2018	2017
Segment revenue:
Production & Automation Technologies	$240,686	$214,691	$198,175	$455,377	$378,975
Drilling Technologies	65,242	69,231	57,986	134,473	107,464
Total revenue	$305,928	$283,922	$256,161	$589,850	$486,439

Income before income taxes:
Segment operating profit:
Production & Automation Technologies	$23,349	$10,351	$9,967	$33,700	$17,844
Drilling Technologies	21,340	24,189	19,927	45,529	34,647
Total segment operating profit	44,689	34,540	29,894	79,229	52,491
Corporate expense and other (1)	13,204	2,635	2,335	15,839	5,140
Income before income taxes	$31,485	$31,905	$27,559	$63,390	$47,351

Bookings:
Production & Automation Technologies	$249,461	$216,934	$189,644	$466,395	$386,681
Book-to-bill ratio (2)	1.04	1.01	0.96	1.02	1.02
Drilling Technologies	$70,450	$69,184	$60,834	$139,634	$114,644
Book-to-bill ratio (2)	1.08	1.00	1.05	1.04	1.07
_______________________

(1)
Corporate expense and other includes costs not directly attributable to our reporting segments such as corporate executive management and other administrative functions, costs related to our separation from Dover Corporation, interest associated with debt and the results attributable to our noncontrolling interest.

(2)	The book-to-bill ratio compares the dollar value of orders received (bookings) relative to revenues realized during the period.

APERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$30,833	$23,712
Receivables, net	254,342	202,024
Inventories, net	215,164	201,591
Prepaid expenses and other current assets	21,937	14,038
Total current assets	522,276	441,365

Property, plant and equipment, net	233,530	211,832
Goodwill	906,731	910,088
Intangible assets, net	310,308	338,510
Other non-current assets	7,421	2,980
Total assets	1,980,266	1,904,775

Liabilities
Accounts payable	131,221	98,826
Other current liabilities	90,380	52,239
Total current liabilities	221,601	151,065

Long-term debt	707,337	3,742
Other long-term liabilities	115,800	109,934
Equity
Apergy Corporation stockholder’s equity	933,475	—
Net parent equity in Apergy	—	1,635,285
Noncontrolling interest	2,053	4,749
Total liabilities and equity	$1,980,266	$1,904,775

APERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2018	2017
Cash provided (required) by operating activities:
Net income	$46,789	$32,619
Depreciation	35,128	26,904
Amortization	26,330	26,827
Receivables, net	(53,496)	(44,684)
Inventories, net	(14,837)	(13,734)
Accounts payable	31,361	25,950
Other	(12,375)	(28,269)
Net cash provided by operating activities	58,900	25,613

Cash provided (required) by investing activities:
Capital expenditures	(31,201)	(15,945)
Other	115	2,301
Net cash required by investing activities	(31,086)	(13,644)

Cash provided (required) by financing activities:
Issuances of debt, net of debt issuance costs	698,112	—
Distributions to Dover Corporation	(716,126)	(15,090)
Other	(2,720)	(1,212)
Net cash required by financing activities	(20,734)	(16,302)

Effect of exchange rate changes on cash and cash equivalents	41	1,037

Net increase (decrease) in cash and cash equivalents	7,121	(3,296)
Cash and cash equivalents at beginning of period	23,712	26,026
Cash and cash equivalents at end of period	$30,833	$22,730

APERGY CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2018	2018	2017	2018	2017
Net income attributable to Apergy	$22,183	$24,543	$18,754	$46,726	$32,023
Pre-tax adjustments:
Separation and supplemental benefit costs (1)	5,137	—	—	5,137	—
Royalty expense (2)	—	2,277	2,591	2,277	4,933
Restructuring and other related charges	2,030	482	7	2,512	13
Tax impact of adjustments (3)	42	(655)	(785)	(613)	(1,494)
Adjusted net income attributable to Apergy	$29,392	$26,647	$20,567	$56,039	$35,475
Tax impact of adjustments (3)	(42)	655	785	613	1,494
Net income (loss) attributable to noncontrolling interest	(79)	142	279	63	596
Depreciation and amortization	31,834	29,625	27,182	61,459	53,732
Provision for income taxes	9,381	7,220	8,526	16,601	14,732
Interest expense, net	6,062	167	70	6,229	120
Adjusted EBITDA	$76,548	$64,456	$57,409	$141,004	$106,149

Earnings per share attributable to Apergy:
Reported	$0.29	$0.32	$0.24	$0.60	$0.41
Adjusted	$0.38	$0.34	$0.26	$0.72	$0.46
_______________________

(1)
Supplemental benefit costs relate to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. These costs are expected to be incurred through the end of 2020.

(2)	Patents and other intangible assets related to our business were conveyed by Dover Corporation to Apergy on April 1, 2018. No royalty charges were incurred after March 31, 2018.

(3)
We generally tax effect adjustments using a combined federal and state statutory income tax rate of approximately 24 percent in 2018, and approximately 30 percent for periods prior to 2018. Includes tax expense of $1.7 million during the three and six months ended June 30, 2018, associated with capital gains related to certain reorganizations of our subsidiaries as part of the Separation from Dover Corporation.

	Three months ended
	June 30, 2018
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$240,686	$65,242	$—	$305,928

Operating profit (income before income taxes), as reported	$23,349	$21,340	$(13,204)	$31,485
Depreciation and amortization	28,943	2,795	96	31,834
Separation and supplemental benefit costs (1)	—	—	5,137	5,137
Restructuring and other charges	2,030	—	—	2,030
Interest expense, net	—	—	6,062	6,062
Adjusted EBITDA	$54,322	$24,135	$(1,909)	$76,548

Operating profit margin, as reported	9.7%	32.7%		10.3%
Adjusted EBITDA margin	22.6%	37.0%		25.0%
_______________________

(1)
Supplemental benefit costs relate to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. These costs are expected to be incurred through the end of 2020.

	Three months ended
	March 31, 2018
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$214,691	$69,231	$—	$283,922

Operating profit (income before income taxes), as reported	$10,351	$24,189	$(2,635)	$31,905
Depreciation and amortization	26,758	2,867	—	29,625
Royalty expense (1)	2,277	—	—	2,277
Restructuring and other charges	482	—	—	482
Interest expense, net	—	—	167	167
Adjusted EBITDA	$39,868	$27,056	$(2,468)	$64,456

Operating profit margin, as reported	4.8%	34.9%		11.2%
Adjusted EBITDA margin	18.6%	39.1%		22.7%
_______________________

(1)	Royalty expense represents charges for the right to use of Dover Corporation patents and other intangible assets.

	Three months ended
	June 30, 2017
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$198,175	$57,986	$—	$256,161

Operating profit (income before income taxes), as reported	$9,967	$19,927	$(2,335)	$27,559
Depreciation and amortization	24,194	2,988	—	27,182
Royalty expense (1)	2,591	—	—	2,591
Restructuring and other charges	7	—	—	7
Interest expense, net	—	—	70	70
Adjusted EBITDA	$36,759	$22,915	$(2,265)	$57,409

Operating profit margin, as reported	5.0%	34.4%		10.8%
Adjusted EBITDA margin	18.5%	39.5%		22.4%
_______________________

(1)	Royalty expense represents charges for the right to use of Dover Corporation patents and other intangible assets.

	Six months ended
	June 30, 2018
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$455,377	$134,473	$—	$589,850

Operating profit (income before income taxes), as reported	$33,700	$45,529	$(15,839)	$63,390
Depreciation and amortization	55,701	5,662	96	61,459
Separation and supplemental benefit costs (1)	—	—	5,137	5,137
Royalty expense (2)	2,277	—	—	2,277
Restructuring and other charges	2,512	—	—	2,512
Interest expense, net	—	—	6,229	6,229
Adjusted EBITDA	$94,190	$51,191	$(4,377)	$141,004

Operating profit margin, as reported	7.4%	33.9%		10.7%
Adjusted EBITDA margin	20.7%	38.1%		23.9%
_______________________

(1)
Supplemental benefit costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. These costs are expected to be incurred through the end of 2020.

(2)	Royalty expense represents charges for the right to use of Dover Corporation patents and other intangible assets.

	Six months ended
	June 30, 2017
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$378,975	$107,464	$—	$486,439

Operating profit (income before income taxes), as reported	$17,844	$34,647	$(5,140)	$47,351
Depreciation and amortization	47,785	5,947	—	53,732
Royalty expense (1)	4,933	—	—	4,933
Restructuring and other charges	13	—	—	13
Interest expense, net	—	—	120	120
Adjusted EBITDA (2)	$70,575	$40,594	$(5,020)	$106,149

Operating profit margin, as reported	4.7%	32.2%		9.7%
Adjusted EBITDA margin	18.6%	37.8%		21.8%
_______________________
(1) Royalty expense represents charges for the right to use of Dover Corporation patents and other intangible assets.

Adjusted Working Capital

(in thousands)	June 30, 2018	December 31, 2017
Receivables, net of allowances	$254,342	$202,024
Inventories, net	215,164	201,591
Accounts payable	(131,221)	(98,826)
Adjusted working capital	$338,285	$304,789